         Exhibit 99.1
         Press Release dated October 8, 2001

[AMERICAN ECOLOGY LOGO]  NEWS RELEASE
                         For Immediate Release / Monday, October 08, 2001
                         Contact: Chad Hyslop (208) 331-8400
chyslop@americanecology.com  www.americanecology.com


                  AMERICAN ECOLOGY ANNOUNCES PLANNED MANAGEMENT
                                   TRANSITION

         BOISE, Idaho - Chairman Jack K. Lemley and the Board of Directors of American Ecology Corporation [NASDAQ: ECOL] today announced a planned transition of Company management.

         "The Board of Directors and I have reorganized the Company to create the position of Chief Operating Officer," Lemley stated, adding "The Chief Executive Officer function is replaced by the Board's Executive Committee." Lemley will continue to serve as Chairman of the Board and member of its Executive Committee. Longtime Board member Edward Heil will chair the Executive Committee.

         "Steve Romano, President of American Ecology's Idaho Operations and Vice President for Corporate Development, is appointed Chief Operating Officer," Lemley announced. Effective immediately, Romano is responsible for day-to-day operations of American Ecology and its subsidiaries and reports to the Executive Committee through Heil.

         Jim Baumgardner, Senior Vice President and Chief Financial Officer, will also report to the Executive Committee through Heil.

         "We look forward to Jack Lemley's continued contributions to American Ecology as Chairman of the Board of Directors," Heil said. "The Board recognizes Jack's tremendous contributions in saving the Company during the mid-1990s, returning it to profitability, and placing us firmly on the path to future growth."

         "I accepted the position of Chairman in 1995 to help turn the company around and assemble a solid management team," Lemley noted, concluding, "I believe that has been accomplished and an excellent management team is now in place."

         Lemley joined American Ecology after a long and distinguished career in the heavy construction and engineering industry. As CEO of Transmanche-Link from 1989 to 1993, Lemley managed construction of the Channel Tunnel, the largest privately funded construction project in history. Prior to that, Lemley served 12 years with Morrison Knudsen Corporation as Senior Vice President, where he managed construction of King Khalid Military City in Saudi Arabia and other mega-projects around the world. Lemley currently serves on the Board of Directors of the Idaho Power Company and Applied Power Corporation, and is a trustee of the University of Idaho and Albertson's College of Idaho.

         Heil has served on the Board of Directors of American Ecology since 1994, and is the Company's largest shareholder. He has also owned and operated one of the largest solid waste landfills in the midwestern United States and brings more than 40 years of experience in the construction and waste service industries.

         Romano has served in capacities of increasing responsibility with American Ecology and its subsidiaries for more than 12 years. He brings 22 years of experience in the waste management field with the United States Nuclear Regulatory Commission, the

Idaho National Environmental and Engineering Laboratory, and the Wisconsin Department of Natural Resources.

         American Ecology Corporation, through its subsidiaries, provides radioactive, PCB, hazardous and non-hazardous waste services to commercial and government customers throughout the United States, such as nuclear power plants, medical and academic institutions and petro-chemical facilities. Headquartered in Boise, Idaho, the Company is the oldest radioactive and hazardous waste services Company in the United States.

         This press release contains forward-looking statements that are based on our current expectations, beliefs, and assumptions about the industry and markets in which American Ecology Corporation and its subsidiaries operate. Actual results may differ materially from what is expressed herein and no assurance can be given that the company can successfully implement its growth strategy or generate future earnings. For information on factors that could cause actual results to differ from expectations, please refer to American Ecology Corporation's Report on Form 10-K filed with the Securities and Exchange Commission.

                                      ###